Exhibit 16.2

November 1, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Delta Petroleum Corporation and, under the date of August 31, 2012, we reported on the consolidated financial statements of Delta Petroleum Corporation as of December 31, 2011 and 2010 and for the years in the three year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011. Delta Petroleum Corporation is the predecessor entity to Par Petroleum Corporation prior its reorganization under Chapter 11 of the Bankruptcy Code on August 31, 2012 (the Effective Date). On October 29, 2012, we were notified that Par Petroleum Corporation engaged Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), as its principal accountant for the four months ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Delta Petroleum Corporation’s financial statements for the eight months ended August 31, 2012 and the issuance of our report thereon. We have read Par Petroleum Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K dated October 29, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Par Petroleum Corporation’s statements that: 1) the change was approved by the audit committee of the board of directors and 2) EKS&H was engaged to provide consulting services with respect fresh start reporting and financial reporting matters after the reorganization on the Effective Date and that EKS&H did not provide any services to either the Par Petroleum Corporation or Delta Petroleum Corporation prior to the Effective Date.

Very truly yours,

(Signed) KPMG LLP